EXHIBIT (10)(xxix)


                              ENGAGEMENT AGREEMENT

E.MERGENT, INC. (TOGETHER WITH ITS SUBSIDIARIES AND AFFILIATES THE "COMPANY")

         The parties to this Engagement Agreement (the "Agreement") include Goldsmith, Agio, Helms Securities, Inc. ("GAHS") on the one hand, and the COMPANY, on the other hand. This is to confirm the COMPANY's retention of GAHS for a minimum period of six months from the date hereof (the "Minimum Term"), as its exclusive agent to assist it with a merger, sale, or any similar transaction related to the COMPANY. After six months, GAHS will proceed on a month-to-month basis until the COMPANY provides GAHS with written 30-day notice of termination of this Agreement.

1. GAHS'S PERFORMANCE. Throughout the course of its engagement, GAHS will follow all Process Guidelines set forth in Exhibit A.

2. TYPES OF TRANSACTIONS COVERED. Transactions covered under this Agreement (individually, a "Transaction" and collectively, "Transactions") include any sale, exchange or other disposition of all or a material (more than 20 percent) portion of the COMPANY, whether accomplished by a sale of assets or stock by or through the COMPANY and/or its shareholders (whether effected in one Transaction or a series of Transactions), and shall include without limitation any merger, tender or exchange offer, joint venture, equity investment, recapitalization, or any other Transaction, the effect of which is to change the control or ownership of the COMPANY. Transactions shall not include acquisitions by the COMPANY, unless more than 20 percent of the COMPANY'S stock is issued in connection with such Transaction with a GAHS Prospect. If a Transaction is completed during the term of this Agreement, GAHS shall be entitled to its Accomplishment Fee provided herein.

3. EQUITABLE AGENCY PROTECTION PERIOD. If within a period of 9 months following termination of this Agreement, the COMPANY or its shareholders enter into an agreement in principle to consummate a Transaction with a GAHS Prospect, GAHS's Accomplishment Fee shall be due and payable in full upon closing of such Transaction pursuant to Paragraph 6 below. For purposes of record keeping and monitoring only, within approximately 30 days of the expiration of this Agreement, GAHS will provide the COMPANY with a protective list of GAHS Prospects.

4. GAHS PROSPECT DEFINED. For purposes of this Agreement, "GAHS Prospect" includes any party or parties that are mutually agreeable to both parties and may include: (i) whom GAHS reasonably contact on the COMPANY's behalf and with COMPANY'S consent hereunder; or (ii) who participate in a Transaction wherein the services of GAHS are utilized by the COMPANY or its shareholders. GAHS Prospects also include companies and individuals affiliated with any party described in (i) or (ii) above.

5. ACCOMPLISHMENT FEE AND TOTAL CONSIDERATION. The amount payable by COMPANY to GAHS at closing of a Transaction with a GAHS Prospect (the "Accomplishment Fee") shall be calculated as provided below:

o        $500,000 (the "Minimum Fee") plus the incentive fee (the "Incentive
         Fee") of:
o        0 percent of Total Consideration up to $16.8 million; plus
o        5.0 percent of Total Consideration from $16.8 to $22.4 million; and
o        7.5 percent of Total Consideration over $22.4 million.

         In addition, if Total Consideration is at or above $22.4 million, GAHS shall receive an additional $50,000 bonus. In any Transaction event with a GAHS Prospect, GAHS shall be paid the Minimum Fee.

         GAHS's Accomplishment Fee shall be based upon the total consideration ("Total Consideration") paid or payable to the COMPANY, its shareholders, employees or other security holders in connection with, or in anticipation of, the Transaction, including amounts placed in escrow, and shall include without limitation:


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    (a) Cash paid and securities transferred to the COMPANY and/or holders of its securities at closing, including the cash value of any outstanding stock options or warrants, whether vested or not, that are "rolled over" or "cashed out" as part of this Transaction;
    (b) In the case of a sale of stock by the COMPANY's shareholders, all liabilities of the COMPANY, other than trade payables and operating expenses accrued in the ordinary course of business. In the case of a sale of assets, all liabilities of the COMPANY, other than trade payables and accrued operating expenses, which are assumed by the buyer;
    (c) The net present value (applying a discount rate equal to the then prevailing prime rate as quoted in THE WALL STREET JOURNAL) of scheduled payments provided for in any leases by the purchaser of assets owned and retained by the COMPANY, its shareholders, or any affiliates thereof;
    (d) The principal amount of deferred installments of the purchase price including promissory notes;
    (e) Amounts payable under above-market consulting agreements, employment contracts, above non-compete agreements or similar arrangements;
    (f) Future payments that are contingent on the future earnings or operations of the COMPANY (or in the case of an asset sale, the underlying assets), with the value of such payments included in Total Consideration based on the present value of the reasonably expected amount of such contingent payments based on COMPANY projections or in the absence of projections, as determined in good faith by the COMPANY and GAHS, utilizing a 15 percent per annum discount rate;
    (g) The fair market value of COMPANY assets retained after closing (including accounts receivable and real property) or transferred to its shareholders or any affiliates thereof after the date of this Agreement (including extraordinary bonuses, dividends, or other distributions of property or capital); provided, however, that if the COMPANY retains more than 50 percent of its assets after closing then this paragraph (h) shall not apply;
    (h) The value of any retained or acquired interest in the COMPANY or its successor, or the right to acquire such interest.

6. PAYMENT OF ACCOMPLISHMENT FEE. Except as otherwise provided below, the Accomplishment Fee shall be paid to GAHS or its assigns in cash via wire transfer at the time of closing a Transaction. In the event that all or a portion of the Total Consideration includes securities or other property (other than installment notes), the portion of GAHS's Accomplishment Fee attributable thereto, shall be payable at closing in cash, based on the fair market value of such non-cash items as determined by mutual agreement of the parties. In the event the parties are unable to agree on the fair market value, GAHS shall have the option to receive payment in like kind, or to cause an independent appraiser acceptable to the COMPANY to determine fair market value, the expense of which appraisal shall be shared equally by the parties.

7. CONSULTING FEES AND EXPENSES. The COMPANY shall pay to GAHS a one-time upfront consulting fee of $50,000, payable at the signing of this Agreement, for services conducted by GAHS during the term of this Agreement. The COMPANY shall also reimburse GAHS monthly in arrears for all reasonable out-of-pocket expenses. GAHS shall not exceed $10,000 in aggregate out-of-pocket expenses (excluding the Confidential Memorandum and pre-approval travel) without written permission of the COMPANY incurred on behalf of the COMPANY. GAHS shall provide detailed monthly itemized summaries of expenses for which reimbursement is requested by GAHS. The COMPANY agrees that any unpaid payment (or portion thereof) of any fee, expense, consulting fee, or other amount payable to GAHS shall bear interest payable at the highest rate of interest permissible by law, but not to exceed 12 percent per annum, from the date that such payment is due hereunder to the date that said payment is paid in full.

8. INDEMNIFICATION. The COMPANY agrees to indemnify and hold GAHS harmless against and from all losses, claims, damages or liabilities, and all actions, claims, proceedings and investigations in respect thereof (collectively, "Losses"), arising out of or in connection with this engagement or the performance by GAHS of services hereunder, and to timely reimburse GAHS for all reasonable legal and other out-of-pocket expenses as incurred by GAHS in connection with investigating, preparing to defend or defending any such Losses, whether or not GAHS is named as a party thereto; provided, however that the COMPANY shall not be liable to the extent such Losses are finally determined by arbitration as herein provided to have resulted from GAHS's gross negligence or willful misconduct. If such indemnification and reimbursement is insufficient or unavailable pursuant to the foregoing sentence or otherwise, the


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COMPANY and GAHS agree to make contributions to any Losses paid or payable in such proportion as appropriately reflects the relative economic benefits received by, and fault of, the COMPANY and its shareholders, on the one hand, and GAHS, on the other hand, as well as other equitable considerations; provided, however that the COMPANY agrees to make contributions to any Losses paid or payable such that GAHS will not be liable for more than the Accomplishment Fee and consulting fee received by GAHS pursuant to this Agreement. The foregoing rights to indemnification shall not limit any other rights that GAHS may have at law or otherwise.

9. RELIANCE. The COMPANY will furnish GAHS with such information regarding the business and financial condition of the COMPANY as is reasonably requested, all of which will be, to the COMPANY's best knowledge, accurate and complete in all material respects at the time furnished. The COMPANY will promptly notify GAHS if it learns of any material misstatement in, or material omission from, any information previously delivered to GAHS. On an ongoing basis, the COMPANY will inform GAHS of any material developments or matters that occur or come to the attention of the COMPANY, its directors, officers, employees or affiliates. In performing its services hereunder, GAHS shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the COMPANY or its advisors and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets. Except in connection with potential Transaction, all information provided by COMPANY to GAHS shall be held in confidence and shall not be disclosed or provided to any one other than the Prospects or used for any purpose other than the Transaction without the COMPANY'S prior written consent.

10. ARBITRATION. The COMPANY and GAHS both agree that any dispute between them in any way relating to this Agreement shall be determined and settled by arbitration in accordance with the rules of the American Arbitration Association. All costs associated with any such disputes (including both parties' legal fees) shall be allocated between the parties by the arbitrators. All decisions and awards of the arbitrators shall be final and binding on both parties, and may be enforced by any court with jurisdiction.

11. TERMINATION FEES. A Termination Fee of $100,000 shall be payable if during the term of the Agreement a Qualified Proposal (defined below) is received and the COMPANY and/or its shareholders elect not to consummate a Transaction for any reason. For purposes of this Agreement, a "Qualified Proposal" is defined as a binding non-contingent cash offer for the COMPANY providing for Total Consideration of at least $16.8 million and which (i) has been received from a party with the financial wherewithal to consummate the contemplated Transaction, and (ii) contains terms and conditions that are customary for the contemplated Transaction. All Termination Fees shall be paid to GAHS upon termination of this Agreement, and shall be credited against any Accomplishment Fees payable thereafter. However, nothing in this Agreement shall require COMPANY to accept any Transaction.

12. FAIRNESS OPINION. At the request of the COMPANY, GAHS will undertake a study to enable it to render its opinion with respect to the fairness from a financial point of view of the consideration proposed to be paid to the COMPANY or its shareholders in connection with a Transaction, subject to the execution of a separate engagement agreement. The engagement agreement for the fairness opinion will provide for an opinion fee of $100,000 payable at such time as GAHS initially delivers its opinion to the Board of Directors of the COMPANY.

13. MISCELLANEOUS. All questions arising hereunder shall be determined according to Minnesota Law. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. This Agreement incorporates the entire understanding of the parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral. The provisions of this paragraph and Paragraphs 3, 6, 8, 10, and 11 will survive the termination of this Agreement. GAHS agrees for the term of this Agreement and during the Equitable Agency Protection Period, not to trade in COMPANY stock or permit any employees or advisors of GAHS that are aware of the existence of this Agreement to trade in COMPANY stock.


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Read and agreed to this 28th day of September, 2001 by:


E.MERGENT, INC:                         GOLDSMITH, AGIO, HELMS SECURITIES, INC.:


     /s/ James Hansen                         /s/ Gerald M. Caruso, Jr.
---------------------------             -----------------------------------
By:  James W. Hansen                    By:   Gerald M. Caruso, Jr.
Its: CEO                                      President


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                                    EXHIBIT A
                                       TO
                              ENGAGEMENT AGREEMENT

                     GOLDSMITH, AGIO, HELMS SECURITIES, INC.
                                       AND
                                 E.MERGENT, INC.

PROCESS GUIDELINES

In the course of GAHS's engagement hereunder, GAHS will exercise its best efforts to:

    (a) Maintain strict confidentiality of all financial and other proprietary information, data, and materials relating to the COMPANY except as provided below.

    (b) Familiarize itself with the business, operations, physical assets, financial condition and prospects of the COMPANY.

    (c) Develop a list of potential buyers of the COMPANY whom GAHS believes in good faith to be financially qualified and potentially interested in participating in a Transaction.

    (d) Not share with any GAHS Prospect the identity of the COMPANY or any confidential information relating to the COMPANY unless the GAHS Prospect has executed a CONFIDENTIALITY AGREEMENT in a form pre-approved by the COMPANY.

    (e) Contact GAHS Prospects on the COMPANY's behalf and, as appropriate, arrange for and orchestrate meetings between GAHS Prospects and the COMPANY.

    (f) Assist in preparation of a CONFIDENTIAL MEMORANDUM describing the COMPANY, and other analyses and data as may be reasonably requested by GAHS Prospects, the final drafts of which will be presented to the COMPANY for its approval (which approval will take the form of a letter, from the COMPANY to GAHS, representing that the material in the CONFIDENTIAL MEMORANDUM is "true and not false or misleading and there are no omissions of material fact"); provided, however, that the CONFIDENTIAL MEMORANDUM is the sole property of GAHS and may not be reproduced or distributed to parties other than the COMPANY's shareholders, officers, directors, employees and representatives without GAHS's prior written consent.

    (g) Work in the capacity outlined above with the COMPANY's legal counsel, accountants, and other advisors as reasonably requested and directed by the COMPANY.

    (h) Present to the COMPANY all proposals from GAHS Prospects and make recommendations as to the COMPANY's appropriate negotiating strategy and course of conduct.

    (i) Assist in all negotiations and in all document review as reasonably requested and directed by the COMPANY.

    (j) If the COMPANY requests GAHS to provide additional services not otherwise set forth in this Agreement, the COMPANY and GAHS will enter into an additional agreement which will set forth the nature and scope of the services, appropriate compensation and other customary matters.